Exhibit 99.1

National CineMedia, Inc. Reports Results for
Fiscal Second Quarter 2018

Announces Quarterly Cash Dividend of $0.17 per Share
Updates Full Year 2018 Outlook
Centennial, CO - August 6, 2018 - National CineMedia, Inc. (NASDAQ: NCMI) (the Company), the managing member and owner of 48.8% of National CineMedia, LLC (NCM LLC), the operator of the largest in-theater digital media network in North America, announced today consolidated results for the fiscal second quarter and first six months ended June 28, 2018.
Total revenue for the second quarter ended June 28, 2018 increased 17.1% to $113.7 million from $97.1 million for the comparable quarter last year. Operating income increased 42.0% to $40.2 million for the second quarter of 2018 from $28.3 million for the second quarter of 2017. Adjusted OIBDA increased 23.6% to $52.3 million for the second quarter of 2018 from $42.3 million for the second quarter of 2017. Included in Adjusted OIBDA and operating income were $0.0 million and $1.7 million of non-cash impairment charges during the second quarter of 2018 and 2017, respectively, on investments obtained in prior years in exchange for advertising services. Net income for the second quarter of 2018 was $4.2 million, or net income of $0.05 per diluted share, compared to net income of $5.2 million, or net income of $0.09 per diluted share, for the second quarter of 2017. As adjusted to exclude CEO transition-related costs and early lease termination expense, net income per diluted share for the second quarter of 2017 and 2018 would have remained the same.
Total revenue for the first six months ended June 28, 2018 increased 14.7% to $193.9 million from $169.0 million for the comparable period last year. Operating income increased 53.3% to $51.2 million for the first six months of 2018 from $33.4 million for the first six months of 2017. Adjusted OIBDA increased 26.2% to $75.6 million for the first six months of 2018 from $59.9 million for the first six months of 2017. Included in Adjusted OIBDA and operating income were $0.4 million and $3.1 million of non-cash impairment charges during the first six months of 2018 and 2017, respectively, on investments obtained in prior years in exchange for advertising services. Net income for the first six months of 2018 was $2.3 million, or net income of $0.03 per diluted share, compared to net income of $3.9 million, or net income of $0.06 per diluted share, for the first six months of 2017. As adjusted to exclude CEO transition-related costs and early lease termination expense, net income for the first six months of 2018 would have remained the same and net income for the first six months of 2017 would have increased to $0.07 per diluted share. See the tables at the end of this release for the reconciliations to the closest GAAP basis measurement.
The Company announced today that its Board of Directors has authorized the Company’s regular quarterly cash dividend of $0.17 per share of common stock. The dividend will be paid on August 31, 2018 to stockholders of record on August 16, 2018. The declaration, payment, timing and amount of any future dividends payable will be at the sole discretion of the Board of Directors who will take into account general economic and advertising market business conditions, the Company’s financial condition, available cash, current and anticipated cash needs, and any other factors that the Board of Directors considers relevant. While it is the intention of the Company to continue its practice of distributing a substantial proportion of its free cash flow, the Board of Directors continues to review the factors listed above and others as deemed relevant to determine a sustainable distribution rate which balances the operating and strategic needs of the Company with those of its lenders and stockholders.

Commenting on the Company’s first six months of 2018 operating results and second half of 2018 positioning, NCM CEO Andy England said, “It has been a very productive second quarter, and a great first half of 2018. We achieved strong revenue and Adjusted OIBDA growth and continued to attract new and returning advertisers to cinema and to our new Noovie digital ecosystem, all while successfully launching Noovie ARcade, reaching an agreement with Standard General, refinancing our senior secured credit facility, eliminating the AMC stock overhang, and moving our corporate headquarters to a great new modern facility.”
2018 Outlook
For the full year 2018, the Company updates its outlook of total revenue to be up 1.0% to 5.6% and Adjusted OIBDA to be flat to up 4.8% from the full year 2017. The Company expects total revenue in the range of $430.0 million to $450.0 million for the full year 2018, compared to total revenue for the full year 2017 of $426.1 million and Adjusted OIBDA in the range of $205.0 million to $215.0 million for the full year 2018 compared to Adjusted OIBDA for the full year 2017 of $205.1 million. During 2018, the Company expects to record approximately $21.0 to $23.0 million in integration and other encumbered theater payments from Cinemark and AMC associated with the Rave Theatres and Carmike Theatres acquisitions, which are recorded as a reduction of an intangible asset.
Supplemental Information
Integration and other encumbered theater payments due from Cinemark and AMC associated primarily with Rave Theaters and Carmike Theaters for the quarter ended June 28, 2018 and June 29, 2017 and six months ended June 28, 2018 and June 29, 2017 were $5.6 million, $4.3 million, $7.8 million, and $4.7 million respectively. These payments were recorded as a reduction of an intangible asset.
Conference Call
The Company will host a conference call and audio webcast with investors, analysts and other interested parties August 6, 2018 at 5:00 P.M. Eastern Time. The live call can be accessed by dialing 1-877-407-9716 or for international participants 1-201-493-6779. Participants should register at least 15 minutes prior to the commencement of the call. Additionally, a live audio webcast will be available to interested parties at www.ncm.com under the Investor Relations section. Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software.
The replay of the conference call will be available until midnight Eastern time, August 20, 2018, by dialing 1-844-512-2921 or for international participants 1-412-317-6671, and entering conference ID 13681799.
About National CineMedia, Inc.
National CineMedia (NCM) is America’s Movie Network. As the #1 Millennial weekend network in the U.S., NCM is the connector between brands and movie audiences. According to Nielsen, more than 700 million moviegoers annually attend theaters that are currently under contract to present NCM’s Noovie pre-show in 55 leading national and regional theater circuits including AMC Entertainment Inc. (NYSE:AMC), Cinemark Holdings, Inc. (NYSE:CNK) and Regal Entertainment Group. NCM’s cinema advertising network offers broad reach and unparalleled audience engagement with over 21,100 screens in over 1,700 theaters in 188 Designated Market Areas® (49 of the top 50). NCM Digital goes beyond the big screen, extending in-theater campaigns into online and mobile marketing programs to reach entertainment audiences. National CineMedia, Inc. (NASDAQ:NCMI) owns a 48.8% interest in, and is the managing member of, National CineMedia, LLC. For more information, visit www.ncm.com.
Forward-Looking Statements
This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events, including statements providing guidance and projections for the full year 2018. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although the Company believes that the assumptions used in the forward-looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward-looking statements. The factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are, among others, 1) level of theater attendance or viewership of the Noovie pre-show; 2) increased competition for advertising expenditures; 3) changes to relationships with NCM LLC’s founding members; 4) inability to implement or achieve new revenue opportunities; 5) technological changes and innovations; 6) economic conditions, including the level of expenditures on cinema advertising; 7) our ability to renew or replace expiring advertising and content contracts; 8) our need for additional funding, risks and uncertainties relating to our significant indebtedness; 9) reinvestment in our network and product offerings may require significant funding and resulting reallocation of resources; 10) fluctuations in operating costs; and 11) changes in interest rates. In addition, the outlook provided does not include the impact of any future unusual or infrequent transactions; sales and acquisitions of operating assets and investments; any future non-cash impairments of intangible and fixed assets; amounts related to litigation or the related impact of taxes that may occur from time to time due to management decisions and changing business circumstances. The Company is currently unable to forecast precisely the timing and/or magnitude of any such amounts or events. Please refer to the Company’s Securities and Exchange Commission filings, including the “Risk Factor” section of the Company’s Annual Report on Form 10-K for the year ended December 28, 2017, for further information about these and other risks. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result, of new information, future events or otherwise, except as required by law.

INVESTOR CONTACT:	MEDIA CONTACT:
Ted Watson	Amy Jane Finnerty
800-844-0935	212-931-8117
investors@ncm.com	amy.finnerty@ncm.com

NATIONAL CINEMEDIA, INC.
Condensed Consolidated Statements of Income
Unaudited
($ in millions, except per share data)

	Three Months Ended		Six Months Ended
	June 28, 2018	June 29, 2017	June 28, 2018	June 29, 2017
Revenue (including revenue from founding members of $8.6, $7.6, $16.6 and $16.0, respectively)	$113.7	$97.1	$193.9	$169.0
OPERATING EXPENSES:
Advertising operating costs	9.2	7.5	16.2	12.5
Network costs	3.3	4.0	6.8	8.2
Theater access fees-founding members	21.5	18.7	42.1	39.3
Selling and marketing costs	16.7	18.9	32.7	37.0
Administrative and other costs	12.8	10.5	25.4	19.8
Depreciation and amortization	10.0	9.2	19.5	18.8
Total	73.5	68.8	142.7	135.6
OPERATING INCOME	40.2	28.3	51.2	33.4
NON-OPERATING EXPENSES:
Interest on borrowings	14.1	13.1	27.9	26.3
Interest income	(0.4)	(0.4)	(0.7)	(0.8)
Gain on re-measurement of the payable to founding members under the tax receivable agreement (1)	(7.7)	(0.6)	(7.8)	(0.6)
Other non-operating expense (income)	1.2	—	1.2	(0.1)
Total	7.2	12.1	20.6	24.8
INCOME BEFORE INCOME TAXES (1)	33.0	16.2	30.6	8.6
Income tax expense (benefit) (1)	16.0	1.6	17.0	(0.2)
CONSOLIDATED NET INCOME (1)	17.0	14.6	13.6	8.8
Less: Net income attributable to noncontrolling interests	12.8	9.4	11.3	4.9
NET INCOME ATTRIBUTABLE TO NCM, INC. (1)	$4.2	$5.2	$2.3	$3.9

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	76,912,086	60,609,975	76,776,250	60,459,531
Diluted	77,125,610	60,899,177	76,981,056	60,933,103

NET INCOME PER NCM, INC. COMMON SHARE: (1)
Basic	$0.05	$0.09	$0.03	$0.06
Diluted	$0.05	$0.09	$0.03	$0.06

Dividends declared per common share	$0.17	$0.22	$0.34	$0.44

(1)
These 2017 balances have been adjusted to reflect 1) the change in accounting principle adopted in the first quarter of 2018 and applied retrospectively to all prior periods related to the presentation of the Company’s payable to founding members under the tax receivable agreement whereby the Company is no longer discounting the payable and 2) the correction of prior period errors related to these accounts. These changes resulted in a $0.07 and $0.12 increase in diluted earnings per share for the three and six months ended June 28, 2017, respectively. Refer to the Company’s Form 10-Q for the quarter ended June 28, 2018, expected to be filed with the SEC on August 6, 2018, for further discussion of the nature and amount of the changes.

NATIONAL CINEMEDIA, INC.
Selected Condensed Balance Sheet Data
Unaudited ($ in millions)

	As of
	June 28, 2018	December 28, 2017
Cash, cash equivalents and marketable securities	$65.6	$59.5
Receivables, net	125.7	160.6
Property and equipment, net	32.0	30.7
Total assets	1,132.7	1,173.1
Borrowings, gross	950.2	932.0
Total equity/(deficit)	(95.1)	(74.8)
Total liabilities and equity	1,132.7	1,173.1

NATIONAL CINEMEDIA, INC.
Operating Data
Unaudited

	Quarter Ended
	June 28, 2018	June 29, 2017
Total Screens (100% Digital) at Period End (1)(6)	21,118	20,623
Founding Member Screens at Period End (2)(6)	16,791	16,716
DCN (Digital Content Network) Screens at Period End (3)(6)	20,720	20,033

	Three Months Ended		Six Months Ended
(in millions)	June 28, 2018	June 29, 2017	June 28, 2018	June 29, 2017
Total Attendance for Period (4)(6)	194.1	160.0	371.1	341.5
Founding Member Attendance for Period (5)(6)	159.7	132.5	306.7	285.8
Capital Expenditures	$3.7	$3.0	$7.2	$6.0

(1)	Represents the total screens within NCM LLC’s advertising network.

(2)	Represents the total founding member screens.

(3)	Represents the total number of screens that are connected to the Digital Content Network.

(4)	Represents the total attendance within NCM LLC’s advertising network.

(5)	Represents the total attendance within NCM LLC’s advertising network in theaters operated by the founding members.

(6)	Excludes screens and attendance associated with certain AMC Carmike, AMC Rave and Cinemark Rave theaters for all periods presented.

NATIONAL CINEMEDIA, INC.
Operating Data
Unaudited
(In millions, except advertising revenue per attendee, margin and per share data)

	Quarter Ended		Six Months Ended
	June 28, 2018	June 29, 2017	June 28, 2018	June 29, 2017
Revenue breakout:
National advertising revenue	$78.8	$66.0	$133.6	$110.4
Local and regional advertising revenue	26.3	23.5	43.7	42.6
Total advertising revenue (excluding beverage)	$105.1	$89.5	$177.3	$153.0

Total revenue	$113.7	$97.1	$193.9	$169.0

Per attendee data:
National advertising revenue per attendee	$0.406	$0.413	$0.360	$0.323
Local and regional advertising revenue per attendee	$0.135	$0.147	$0.118	$0.125
Total advertising revenue (excluding beverage) per attendee	$0.541	$0.559	$0.478	$0.448
Total revenue per attendee	$0.586	$0.607	$0.523	$0.495
Total attendance (1)	194.1	160.0	371.1	341.5

Other operating data:
Operating income	$40.2	$28.3	$51.2	$33.4
OIBDA (2)	$50.2	$37.5	$70.7	$52.2
Adjusted OIBDA (2)	$52.3	$42.3	$75.6	$59.9
Adjusted OIBDA margin (2)	46.0%	43.6%	39.0%	35.4%

Earnings per share - basic	$0.05	$0.09	$0.03	$0.06
Earnings per share - diluted	$0.05	$0.09	$0.03	$0.06

Adjusted income per share - diluted (2)	$0.05	$0.09	$0.03	$0.07

(1)
Represents the total attendance within NCM LLC’s advertising network. Excludes screens and attendance associated with certain AMC Carmike, AMC Rave and Cinemark Rave theaters for all periods presented.

(2)
OIBDA, Adjusted OIBDA, Adjusted OIBDA margin and adjusted income per share are not financial measures calculated in accordance with GAAP in the United States. See attached tables for the non-GAAP reconciliations.

NATIONAL CINEMEDIA, INC.
Non-GAAP Reconciliations
Unaudited
OIBDA, Adjusted OIBDA and Adjusted OIBDA Margin
Operating Income Before Depreciation and Amortization (“OIBDA”), Adjusted OIBDA and Adjusted OIBDA margin are not financial measures calculated in accordance with GAAP in the United States. OIBDA represents operating income before depreciation and amortization expense. Adjusted OIBDA excludes from OIBDA non-cash share based compensation cost, Chief Executive Officer transition costs, and early lease termination expense. Adjusted OIBDA margin is calculated by dividing Adjusted OIBDA by total revenue. Our management uses these non-GAAP financial measures to evaluate operating performance, to forecast future results and as a basis for compensation. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that may have different depreciation and amortization policies, non-cash share based compensation programs, CEO turnover, early lease termination expense, interest rates, debt levels or income tax rates. A limitation of these measures, however, is that they exclude depreciation and amortization, which represent a proxy for the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. In addition, Adjusted OIBDA has the limitation of not reflecting the effect of the Company’s share based payment costs, costs associated with the resignation of the company’s former Chief Executive Officer, or early lease termination expense. OIBDA or Adjusted OIBDA should not be regarded as an alternative to operating income, net income or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that operating income is the most directly comparable GAAP financial measure to OIBDA. Because not all companies use identical calculations, these non-GAAP presentations may not be comparable to other similarly titled measures of other companies, or calculations in the Company’s debt agreement.

The following tables reconcile operating income to OIBDA and Adjusted OIBDA for the periods presented (dollars in millions):

	Three Months Ended		Six Months Ended		Year Ended
	June 28, 2018	June 29, 2017	June 28, 2018	June 29, 2017	December 28, 2017
Operating income	$40.2	$28.3	$51.2	$33.4	$153.9
Depreciation and amortization	10.0	9.2	19.5	18.8	37.6
OIBDA	$50.2	$37.5	$70.7	$52.2	$191.5
Share-based compensation costs (1)	2.1	2.8	4.9	5.5	11.2
CEO transition costs (2)	—	0.2	—	0.4	0.6
Early lease termination expense (3)	—	1.8	—	1.8	1.8
Adjusted OIBDA	$52.3	$42.3	$75.6	$59.9	$205.1
Total revenue	$113.7	$97.1	$193.9	$169.0	$426.1
Adjusted OIBDA margin	46.0%	43.6%	39.0%	35.4%	48.1%

Adjusted OIBDA	$52.3	$42.3	$75.6	$59.9	$205.1
Carmike and Rave Theaters integration and other encumbered theater payments accrued	5.6	4.3	7.8	4.7	20.9
Adjusted OIBDA after integration and other encumbered theater payments	$57.9	$46.6	$83.4	$64.6	$226

(1)
Share-based compensation costs are included in network operations, selling and marketing and administrative expense in the accompanying financial tables as shown in the following table (dollars in millions).

	Three Months Ended		Six Months Ended		Year Ended
	June 28, 2018	June 29, 2017	June 28, 2018	June 29, 2017	December 28, 2017
Share-based compensation costs included in network costs	$0.1	$0.2	$0.3	$0.5	$1.0
Share-based compensation costs included in selling and marketing costs	0.6	1.3	1.6	2.2	4.1
Share-based compensation costs included in administrative and other costs	1.4	1.3	3.0	2.8	6.1
Total share-based compensation costs	$2.1	$2.8	$4.9	$5.5	$11.2

(2)	Chief Executive Officer transition costs represent consulting, relocation and other costs and are included in administrative expense in the accompanying financial tables.

(3)
Early lease termination expense represents an expense recorded upon the early termination of the lease of our previous corporate headquarters because the early termination payment made by the Company was reimbursed by the landlord of the new building. This expense is included in administrative expense in the accompanying financial statements.

Outlook (in millions)

Year Ending December 27, 2018
NCM, Inc.
	Low	High
Operating income	$161.0	$163.0
Depreciation and amortization	36.0	40.0
OIBDA	197.0	203.0
Share-based compensation costs (1)	8.0	12.0
Adjusted OIBDA	$205.0	$215.0
Total revenue	$430.0	$450.0

(1)	Share-based compensation costs are included in network operations, selling and marketing and administrative expense in the accompanying financial tables.
Adjusted Net Income and Income per Share
Adjusted net income and income per share are not financial measures calculated in accordance with GAAP in the United States. Adjusted net income and income per share are calculated using reported net income and income per share and exclude CEO transition-related costs and early lease termination expense. Our management uses these non-GAAP financial measures as an additional tool to evaluate operating performance. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to a method used by the Company’s management and helps improve their ability to understand the Company’s operating performance. Adjusted net income should not be regarded as an alternative to net income and should not be regarded as an alternative to income per share or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that net income and income per share are the most directly comparable GAAP financial measures. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.
The following table reconciles net income as previously reported to net income as reported reflecting the impact of the change in accounting principle. In addition, as reported net income and income per share are reconciled to adjusted net income and income per share excluding the CEO transition-related costs and early lease termination expense for the periods presented (dollars in millions):

	Three Months Ended		Six Months Ended
	June 28, 2018	June 29, 2017	June 28, 2018	June 29, 2017
Net income (loss) as previously reported	$4.2	$1.5	$2.3	$(3.5)
Adjustment due to change in accounting principle and correction of prior period error	—	3.7	—	7.4
Net income as reported	$4.2	$5.2	$2.3	$3.9
CEO transition costs (1)	—	0.2	—	0.4
Early lease termination expense (2)	—	1.8	—	1.8
Effect of noncontrolling interests (51.2%, 60.7%, 51.2% and 60.7%, respectively)	—	(1.2)	—	(1.2)
Effect of provision for income taxes (25.4%, 38.0%, 25.4% and 38.0% blended rates, respectively)	—	(0.3)	—	(0.4)

Net effect of adjusting items	—	0.5	—	0.6
Diluted net income excluding adjusting items	$4.2	$5.7	$2.3	$4.5

Weighted Average Shares Outstanding as reported and as adjusted
Diluted	77,125,610	60,899,177	76,981,056	60,933,103

Diluted income per share as reported (3)	$0.05	$0.09	$0.03	$0.06
Net effect of adjusting items	—	—	—	0.01
Diluted income per share excluding adjusting items	$0.05	$0.09	$0.03	$0.07

(1)	Chief Executive Officer transition costs represent consulting, relocation and other costs and are included in administrative expense in the accompanying financial tables.

(2)
Early lease termination expense represents a non-cash expense recorded upon the early termination of the lease of our previous corporate headquarters because the early termination payment made by the Company was reimbursed by the landlord of the new building.

(3)
The impact of the change in accounting principle and correction of a prior period error was a $0.07 and $0.12 increase in diluted earnings per share for the three and six months ended June 29, 2017, respectively.